Exhibit 99.1

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Unveils New Organizational Structure

Change in Structure Designed to Accelerate Digital Growth and Streamline Operations

FAIRPORT, N.Y., December 8, 2011 – GateHouse Media, Inc. (the “Company” or “GateHouse Media”), a leading multi-media company providing news and information to local communities, today announced changes to its organizational structure with several new appointments. The new structure, which will go into effect on January 2, 2012, is designed to accelerate achievement of the Company’s short- and long-term strategic objectives, particularly the growth of its digital product offerings and streamlining operations in order to lower the overall cost structure and provide better support to publications.

“Over the last several months, we have been embarking on several strategic initiatives to accelerate GateHouse Media’s transformation into a truly multi-media enterprise. Coming out of the early phases of work, it has become clear that we must realign operations to establish a more efficient, dynamic and forward-looking structure that places a strong emphasis on digital channels and services, integration of systems and processes to be more focused and efficient, and new revenue streams,” commented Michael E. Reed, Chief Executive Officer of GateHouse Media.

As part of the new structure, several new positions have been created to increase digital focus and integration, including Vice President of Digital, a position that will be filled by new media veteran Michael Moreau. Moreau, who joined GateHouse Media in July 2011, will be responsible for development of the Company’s digital strategy and product development. The Company is also promoting David Arkin to Vice President of Content/Audience. Arkin will be charged with creating efficiencies and establishing digital best practices in the newsrooms while ensuring that newsrooms continue to produce the award winning journalism for which GateHouse Media is known.

The Company is also realigning its field operations by Publication type – Metros, Large Dailies and Communities – rather than by geography. This new structure will better allow GateHouse Media to focus on digital products and improve existing print products while preserving the value of local content. Current Vice President of News & Interactive for GateHouse Media, Brad Dennison has been named Vice President of Publishing Large Dailies. Responsibility for Publishing Communities will be shared between two of our current Regional Vice Presidents, Gloria Fletcher and Nick Monico. The Company will name the Vice President of Publishing Metros in the near future.

James O’Rourke, current Regional Vice President Atlantic Region, is taking on the role of Vice President of Consumer Marketing with responsibility for expanding standardized consumer marketing practices and optimizing subscriber acquisition channels across the Company through new products, services and pricing strategies.

GateHouse Ventures, which will be led by current Vice President Jay Fogarty, is a newly created business development arm of GateHouse Media responsible for identifying and implementing new opportunities by leveraging the Company’s core strengths.

All of the above roles will report to Kirk Davis, President and Chief Operating Officer.

In addition, the publications will now be supported by a newly created Publishing Services group. Paul Ameden, current Chief Information Officer, will lead this group as Senior Vice President, Publishing Services. The streamlined department will include Technology, Production, Distribution and Shared Services, and allow our local operators to remain focused on revenue drivers, content generation and strategic customer touch points. Ameden will report to Michael Reed in this new role.

“GateHouse Media already has a tremendously talented and dedicated leadership team in place,” added Reed. “By realigning their roles and responsibilities against our strategic priorities, we believe the Company is better positioned to achieve our financial goals while we continue to provide the best local content and advertising channels in the markets we serve.”

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 79 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

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